SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement, dated as of March 16, 2011 (the “Agreement”) is made by and between USA Mobility, Inc., a Delaware corporation (the “Company”) and Vincent D. Kelly (the “Executive”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated November 16, 2004, amended as of October 30, 2007, and Amended and Restated as of October 30, 2008, pursuant to which the Executive has been employed as the Chief Executive Officer and President of the Company (collectively, the “Original Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend and restate in full the Executive’s Original Employment Agreement with the Company and, in order to do so, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Employment. The Company shall employ the Executive as the Chief Executive Officer and President of the Company based upon the terms and conditions set forth in this Agreement, for the period of time specified in Section 3. In such positions, the Executive shall report directly and exclusively to the Board of Directors of the Company (the “Board”).

2.	Duties and Authority. During the term of this Agreement, as the Chief Executive Officer and President of the Company, under the direction and subject to the control of the Board (which direction shall be such as is customarily exercised over a chief executive officer of a public company), the Executive shall be responsible for the business, affairs, properties and operations of the Company, and shall have general executive charge, management and control of the Company, with all such powers and authority with respect to such business, affairs, properties, and operations as may be reasonably incident to such duties and responsibilities, and shall perform such other duties for the Company as the Board may determine from time to time. The Executive shall devote the Executive’s reasonable best efforts and full business time, energies and talents to the performance of the Executive’s duties and the advancement of the business and affairs of the Company.

3.	Term. The term of this Agreement and the period of employment of the Executive by the Company hereunder (the “Agreement Term”) shall commence on the date of this Agreement referenced above (the “Effective Date”) and shall end on December 31, 2014 (the “Expiration Date”), unless earlier terminated pursuant to Section 7 herein. Provided that the Executive remains employed by the Company, as of the Expiration Date the Executive (i) shall become an employee “at will,” and (ii) provided he remains employed with the Company after the Expiration Date as its Chief Executive Officer and President or a person reporting directly to such officer, shall be entitled on a most favored nations basis to any and all such benefits and other perquisites as are then available to any person(s) then reporting directly to the Chief Executive Officer, including any change of control plans, agreements or programs as well as any severance plans, agreements or programs, on terms and conditions as to each such perquisite and/or benefit no less favorable to the Executive than those used for the applicable person.

4.	Compensation and Expenses.

(a)	Base Salary. In consideration for the Executive’s services and subject to the terms and conditions of this Agreement, the Company shall pay to the Executive an annual base salary (the “Base Salary”) equal to Six Hundred Thousand Dollars ($600,000), commencing as of the Effective Date. The Base Salary shall be payable biweekly or in such other installments as shall be consistent with the Company’s payroll procedures. The Company shall deduct and withhold all necessary social security and withholding taxes and any other similar sums required by law or authorized by the Executive with respect to the payment of the Base Salary. The Board shall review the Base Salary annually before December 31 and may, in its discretion, increase, but not decrease, his Base Salary in any renewal, extension or replacement of this Agreement. The Board shall also review the appropriateness of creating additional forms of nonqualified executive compensation to cover the Executive.

(b)	Annual Bonus. The Executive shall be eligible for a target annual bonus equal to 200% of Base Salary based on achievement of certain bonus targets set by the Board or a committee thereof (the “Annual Bonus”); provided that the Executive is employed by the Company on December 31 of the applicable calendar year and Executive has not voluntarily terminated his employment in the Company pursuant to Section 8(d) herein prior to the date such Annual Bonus is payable hereunder. Each Annual Bonus shall be paid upon completion of the annual audit of the Company’s financial statements for the applicable annual year or sooner if the Compensation Committee (“Compensation Committee”) of the Company’s Board of Directors so agrees, but in any event no later than March 15 of the next following year. Further, provided that the Company’s stock is publicly traded on a national securities exchange on the date an Annual Bonus is actually paid, such Annual Bonus for calendar years 2011 through 2014 shall be payable one-half in cash and one-half in unrestricted stock of USA Mobility, unless the Compensation Committee and the Executive mutually agree otherwise. The criteria for determining the amount of any Annual Bonus and the bases upon which such Annual Bonus shall be payable shall be no less favorable to the Executive than those used for other senior executives of the Company, such criteria and bases to be determined in the sole discretion of the Board (or Compensation Committee, as applicable).

(c)	Benefits. To the maximum extent permitted by applicable state and federal law, the Executive shall be eligible, at no cost to the Executive, to participate in all of the Company’s benefit plans, including fringe benefits available to the Company’s senior executives, as such plans or programs are in effect from time to time, and use of an automobile. Further, simultaneously with its execution of this Agreement, the Company reaffirms the Indemnification Agreement between the Company and Executive dated October 30, 2008, a copy of which is attached hereto as Exhibit A.

(d)	Holidays and Vacation. The Executive shall be entitled to (i) time off for all public holidays observed by the Company and (ii) vacation days in accordance with the applicable policies for the Company’s senior executives as in effect from time to time.

(e)	Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable expenses the Executive incurs in accordance with the reasonable policies and procedures adopted from time to time by the Company.

5.	Confidential Information.

(a)	“Confidential Information” means any and all Company and Company subsidiary proprietary information, technical data, patent applications, inventions or discoveries (whether patentable or not), know-how and trade secrets, as well as operating, design and manufacturing procedures disclosed to the Executive, including before the date of this Agreement. “Confidential Information” further means, without limitation, research, product development activities, processes, products, specifications, designs, diagrams, illustrations, programs, concepts, ideas, marketing plans, proposals, financial information, confidential reports, communications and customer lists and data, as well as the nature and results of the Company’s and its subsidiaries’ research and development activities, and all other materials and information related to the business or activities of the Company and its subsidiaries that are not generally known to the public; provided, however, that the term “Confidential Information” excludes information that (i) is or becomes generally available to the public other than through acts by the Executive in violation of this Agreement, (ii) was legally within the Executive’s possession prior to disclosure to the Executive by or on behalf of the Company or its predecessor, which prior possession can be evidenced by the Executive’s written records in existence prior to the effective date of any Prior Employment Document (as defined in Section 10 below), or (iii) becomes available to the Executive on a non-confidential basis from a source other than the Company or a subsidiary or predecessor of the Company, provided that such source is not bound by a confidentiality agreement with the Company or any of its subsidiaries, or by any other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its subsidiaries, or any other party with respect to such information.

(b)	Except as may be required by the lawful order of a court or agency of competent jurisdiction, the Executive covenants and agrees that, during the Agreement Term and at all times thereafter, the Executive will keep secret and confidential all Confidential Information, and will not at any time, without the prior written consent of the Board or a person authorized by the Board, publish or disclose any Confidential Information, either directly or indirectly, to any third party, use for the Executive’s own benefit or advantage, or make available for others to use (except to third parties in connection with possible transactions or business with the Company).

(c)	To the extent that any court or agency seeks to have the Executive disclose Confidential Information, the Executive shall promptly inform the Company, and shall take all reasonable steps necessary to prevent disclosure of any Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive obtains information on behalf of the Company or any of its subsidiaries that may be subject to attorney-client privilege as to the Company’s attorneys, the Executive shall take reasonable steps necessary to maintain the confidentiality of such information and to preserve such privilege.

(d)	The Executive acknowledges that the restrictions contained in Section 5(b) and 5(c) are reasonable and necessary, in view of the nature of the Company’s business, in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injury to the Company. Therefore, the Executive agrees that in the event of a breach or threatened breach by the Executive of the provisions of Section 5(b) and (c), the Company shall be entitled to obtain from any court of competent jurisdiction, preliminary or permanent injunctive relief restraining the Executive from disclosing or using any such Confidential Information. The Executive also acknowledges that nothing in this Section 5 shall be construed as limiting the Executive’s duty of loyalty to the Company, or any other duty he may otherwise have to the Company, while he is employed by the Company.

6.	Covenant Not to Compete. The Executive agrees that, through his position as Chief Executive Officer and President of the Company and the various other positions with the Company that he has held from time to time, the Executive has established and will continue to establish valuable and recognized expertise in the paging business and has had and will have access to the Company’s Confidential Information. The Executive hereby enters into a covenant restricting the Executive from soliciting employees of the Company and its subsidiaries and from competing against the Company upon the terms and conditions described below:

(a)	During the Executive’s employment and for a period of two (2) years after the Date of Termination (as defined in Section 7(d) below) for any reason, the Executive shall not:

(i)	induce or attempt to induce any person who, as of the Date of the Termination, is an employee of the Company or of any of its subsidiaries to terminate his or her employment, or refrain from renewing or extending such employment, with the Company or such subsidiary in order to become an director, officer, employee, consultant or independent contractor to or for any other individual or entity other than the Company or its subsidiaries;

(ii)	in any state or other jurisdiction in the United States in which, as of the Date of Termination, the Company is engaged in Business (as defined herein) or has developed plans to engage in Business: (1) engage or be a part of any Person (including as a director, consultant, employee, agent, or representative), or have any direct or indirect financial interest (whether as a partner, shareholder, or owner (other than ownership of 1% or less of the outstanding stock of any corporation listed on a national stock exchange)) in any Person that engages in the business of owning and operating narrowband one-way paging and wireless messaging networks, voice mail services, data transmitting services and/or mission critical communications software (the “Business”); or (2) participate as an employee or officer in any enterprise in which the Executive’s responsibility relates to the Business;

(iii)	directly or indirectly own an equity interest in any Competitor (other than ownership of 1% or less of the outstanding stock of any corporation listed on a national stock exchange). The term “Competitor” means any Person a portion of the business of which (and during any period in which it intends to enter into business activities that would be) is materially competitive in any way with the Business of the Company; or

(iv)	solicit or cause or encourage any person to solicit any Business in competition with the Company or a subsidiary from any Person who as of the Date of Termination is, or at any time during the 1-year period prior to the Date of Termination was, a client of the Company or of a subsidiary during the Executive’s employment hereunder.

(b)	The Executive agrees that the restrictions set forth in this Section 6 are reasonable, proper, and necessitated by legitimate business interests of the Company and do not constitute an unlawful or unreasonable restraint upon the Executive’ ability to earn a livelihood. The parties agree that in the event any of the restrictions in this Agreement, interpreted in accordance with the Agreement as a whole, are found to be unreasonable a court of competent jurisdiction, such court shall determine the limits allowable by law and shall enforce the same. The parties further agree that nothing in this Section 6 shall be construed as limiting the Executive’s duty of loyalty to the Company, or any other duty he may otherwise have to the Company, while he is employed by the Company.

(c)	The Executive further acknowledges that it may be impossible to assess the monetary damages incurred by the Executive’s violation of this Agreement, and that violation of this Agreement will cause irreparable injury to the Company. Accordingly, the Executive agrees that the Company will be entitled, in addition to all other rights and remedies that may be available, to an injunction enjoining and restraining the Executive and any other involved party from committing a violation of this Agreement.

7.	Termination. Notwithstanding any other provision of this Agreement, this Agreement (and, thereby, the Executive’s employment with the Company) shall terminate upon the death of the Executive, or it may be terminated with thirty (30) days’ written notice as follows:

(a)	The Company may terminate this Agreement (and, thereby, the Executive’s employment with the Company):

(i)	at any time if the Executive is Disabled (as defined below) for a period of six (6) months or more;

(ii)	at any time with “Cause.” For purposes of this Agreement. “Cause” means (A) dishonesty of a material nature that relates to the performance of services under this Agreement; (B) criminal conduct (other than minor infractions and traffic violations) that relates to the performance of services under this Agreement, (C) the Executive’s willfully breaching or failing to perform his duties as described in Section 2 hereof (other than any such failure resulting from the Executive’s being Disabled), within a reasonable period of time after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties; or (D) the willful engaging by the Executive in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. No act or failure to act on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action or omission was in the best interests of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a resolution duly adopted by a majority of the members of the Company’s Board of Directors with no less than the affirmative vote of all Directors who are not also serving as officers or employees of the Company, at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board), finding that in the good faith judgment of the Board, the Executive has engaged in the conduct set forth in this paragraph and specifying the particulars thereof in detail; or

(iii)	at any time without Cause upon Notice from the Company to the Executive, which Notice shall be effective immediately or such later time as is specified in such Notice.

(b)	The Executive may terminate this Agreement (and, thereby, his employment with the Company) at any time upon sixty (60) days’ Notice to the Company.

(c)	This Agreement may be terminated (and, thereby, the Executive’s employment with the Company) at any time by the mutual agreement of the parties. Any termination of the Executive’s employment by mutual agreement of the parties shall be memorialized by a written agreement signed by the Executive and duly-appointed officers of the Company.

(d)	Any purported termination of the Executive’s employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the Date of Termination (which shall not be earlier than the date on which such Notice is sent), and the specific provision of this Agreement relied upon and that shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment. The “Date of Termination” means the last day the Executive is employed by the Company hereunder (including any successor to the Company as determined in accordance with Section 15). If the Executive becomes employed by the entity into which the Company is merged, or the purchaser of substantially all of the assets of the Company, or a successor to such entity or purchaser, the Executive shall not be treated as having terminated employment for purposes of this Agreement until such time as the Executive terminates employment with the successor (including, without limitation, the merged entity or purchaser).

8.	Compensation Upon Termination.

(a)	Death. If the Executive’s employment is terminated by the Executive’s death, the Company shall pay to the Executive’s estate, or as may be directed by the legal representatives to such estate, (i) the Executive’s Base Salary in effect on the date immediately prior to the Executive’s death, through the Executive’s date of death; (ii) subject to the terms and conditions of the applicable Company fringe benefit or incentive compensation plan or program, all other unpaid amounts, if any, to which the Executive is entitled as of the date of the Executive’s death, under any Company fringe benefit or incentive compensation plan or program, at the time such payments would otherwise ordinarily be due (including, without limitation, any Annual Bonus to the extent unpaid in respect of the calendar year ending prior to the date of the Executive’s death); (iii) the Executive’s full Base Salary that would have been payable to the Executive from the Executive’s date of death through the Expiration Date, in a lump sum within forty-five (45) days after his death; and (iv) an amount equal to the product of the target Annual Bonus for the calendar year in which the Executive died multiplied by a fraction the numerator being the number of days Executive was employed by the Company in the calendar year of his death and the denominator being 365, in a lump sum within forty-five (45) days after his death.

(b)	Disability. Following the use of all sick days to which the Executive is entitled under the policies applicable to the Company’s senior executives, while he is Disabled until the Date of Termination (the “Disability Period”), the Company shall, in lieu of payment of his Base Salary, pay the Executive (i) a disability benefit equal to 50% of the Base Salary that he would otherwise be entitled to receive for the Disability Period; (ii) subject to the terms and conditions of the applicable Company fringe benefit or incentive compensation plan or program, all other unpaid amounts, if any, to which the Executive is entitled as of the Executive’s date of disability, under any Company fringe benefit or incentive compensation plan or program, at the time such payments are due (including, without limitation, any Annual Bonus to the extent unpaid in respect of the calendar year ending prior to the date of the Executive’s disability); (iii) the Executive’s full Base Salary that would have been payable to the Executive from the Executive’s Date of Termination through the Expiration Date, in a lump sum within forty-five (45) days after such Date of Termination; and (iv) an amount equal to the product of the target Annual Bonus for the calendar year in which the Executive became Disabled multiplied by a fraction the numerator being the number of days in the calendar year of his termination due to his becoming Disabled prior to the commencement of the Disability Period, and the denominator being 365, in a lump sum within forty-five (45) days after such Date of Termination; provided, however, that any payments made to the Executive during the Disability Period shall be reduced by any amounts paid or payable to the Executive under any Company disability benefit plans. Subject to the terms of this Agreement, the Executive shall not be required to perform services under this Agreement during any period that he is Disabled. The Executive shall be considered Disabled during any period in which he has an illness, or a physical or mental disability, or similar incapacity, that renders him incapable, after reasonable accommodation, of performing his duties under this Agreement. In the event of a dispute as to whether the Executive is Disabled, the Company may refer the same to a licensed practicing physician of the Company’s choice, and the Executive agrees to submit to such tests and examinations as such physician shall deem appropriate. During the period in which the Executive is Disabled, the Company may appoint a temporary replacement to assume the Executive’s responsibilities.

(c)	For Cause. If the Company terminates the Executive’s employment for Cause, the Company shall pay (i) the Executive’s Base Salary in effect on the date immediately prior to such termination, through the date specified in the Notice of Termination; and (ii) subject to the terms and conditions of the applicable Company fringe benefit or incentive compensation plan or program, all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, under any Company fringe benefit or incentive compensation plan or program, at the time such payments are due (including, without limitation and when due, any Annual Bonus to the extent unpaid in respect of the calendar year ending prior to the Date of Termination), and the Company shall have no further obligations to the Executive under this Agreement.

(d)	Voluntary. If the Executive terminates his employment for other than Good Reason, the Company shall pay (i) the Executive’s Base Salary in effect on the date immediately prior to such termination, through the date specified in the Notice of Termination and (ii) subject to the terms and conditions of the applicable Company fringe benefit or incentive compensation plan or program, all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, under any such fringe benefit or incentive compensation plan or program, at the time such payments are due (excluding, for the avoidance of doubt, any Annual Bonus to the extent unpaid in respect of the calendar year ending prior to the Date of Termination). The Company shall have no further obligations to the Executive under this Agreement.

“Good Reason” means the occurrence, without the Executive’s express written consent, of any of the following circumstances:

(i)	the Company’s failure to perform or observe any of the material terms or provisions of this Agreement after the Executive gives a written demand for performance to the Company within thirty (30) days of the event or circumstance giving rise to such failure of performance or observance, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions;

(ii)	the assignment to the Executive of any duties inconsistent with, or any substantial diminution in, such Executive’s status or responsibilities as in effect on the date hereof, including imposition of travel obligations that are materially greater than is reasonably required by the Company’s business;

(iii)	a reduction in the Executive’s Base Salary as in effect on the date hereof, as that amount may be increased from time to time; or (II) the failure to pay a bonus award to which the Executive is otherwise entitled, at the time such bonuses are usually paid;

(iv)	a change in the principal place of the Executive’s employment, as in effect on the date hereof or as in effect after any subsequent change to which the Executive consented in writing, to a location more than thirty-five (35) miles distant from the location of such principal place;

(v)	the Company’s failure to continue in effect any incentive compensation plan or stock option plan in which the Executive participates, unless the Company has provided an equivalent alternative compensation arrangement (embodied in an ongoing substitute or alternative plan) to the Executive, or (II) the Company’s failure to continue the Executive’s participation in any such incentive or stock option plan on substantially the same basis, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants;

(vi)	the Company’s violation of any applicable criminal law not due to the Executive’s gross negligence or willful misconduct;

(vii)	the failure of the Company or any successor to obtain a satisfactory written agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 14 below; or

(viii)	any purported termination of the Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Sections 7(a)(ii) or 7(d), as applicable. For purposes of this Agreement, no such purported termination shall be effective except as constituting Good Reason.

The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or circumstance constituting Good Reason hereunder. The Executive must (1) give the Company thirty (30) days to cure any event or circumstance giving rise to Good Reason following his written demand for such cure, and (2) actually terminate his employment as a consequence of such uncured event or circumstance within fifteen (15) days following the end of such 30-day cure period.

(e)	Other. If the Company terminates the Executive’s employment other than for Cause or Disability or if the Executive terminates employment with the Company for Good Reason, the Company shall pay the Executive’s Base Salary through the date specified in the Notice of Termination within ten (10) business days after such date and all other unpaid amounts, if any, to which the Executive is entitled as of the date specified in the Notice of Termination under any Company fringe benefit or incentive compensation plan or program, at the time such payments are due (including, without limitation and when due, any Annual Bonus to the extent unpaid in respect of the calendar year ending prior to the Date of Termination). In addition, the Company shall pay the Executive against receipt from the Executive of a written, signed release in the form of Exhibit B hereto:

(i)	an amount equal to the product of (a) the greater of (x) two or (y) the number of years (and fraction thereof) remaining in the Agreement Term as of the date specified in the Notice of Termination, times (b) the full Base Salary then in effect within forty-five (45) days after such date specified in the Notice of Termination;

(ii)	an amount equal to the target Annual Bonus for the calendar year in which the Date of Termination occurs, in a lump sum within forty-five (45) days after such Date of Termination.

(iii)	an amount equal to the product of the target Annual Bonus for the calendar year in which the Date of Termination occurs multiplied by a fraction the numerator is the number of days in that calendar year to and including the Date of Termination and the denominator is 365, in a lump sum within forty-five (45) days after such Date of Termination;

(iv)	reimbursement of the cost of continuation coverage of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for the duration of the applicable period to the extent Executive elects such continuation coverage and is eligible and subject to the terms of the plan and the law (collectively, the “Reimbursement Payments”) together with an additional amount, payable within ten (10) business days following the end of the applicable COBRA period, such that the net amount retained by the Executive, after deduction of any Federal, state and local income and employment taxes and Excise Tax upon the Reimbursement Payments, shall be equal to the Reimbursement Payments;

(v)	reimbursement for expenses reasonably incurred by the Executive in securing outplacement services through a professional person or entity of the Executive’s choice, subject to the approval of the Company (which approval shall not be unreasonably withheld, conditioned or delayed), at a level commensurate with the Executive’s position, for a period of up to one (1) year commencing on or before the one-year anniversary of the Date of Termination at the Executive’s election, provided that the cost therefore to the Company shall not exceed thirty five thousand dollars ($35,000), but in no event extending beyond the earlier to occur of (i) the end of the Executive’s second taxable year following the taxable year in which the Termination Date occurs, and (ii) the date on which the Executive commences other full time employment. The Company shall reimburse the Executive for any such permitted expenses on or before the end of the Executive’s third taxable year following the taxable year in which the Termination Date occurs; and

(vi)	full vesting of any equity compensation and the lapse of all restrictions with respect to any restricted stock granted to the Executive.

(f)	Six-Month Delay For Key Employees. Notwithstanding anything in this Agreement to the contrary, if the Executive is a key employee of a publicly traded corporation under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) at the time of his separation from service and if payment of any amount under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to Section 409A, payment of such amount shall be delayed as required by Section 409A, and the accumulated postponed amount shall be paid in a lump sum payment within ten (10) days after the end of the six-month period. Any amounts not so delayed shall be paid at such times and on such dates as originally scheduled. A “key employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Section 409A, as determined by the Board. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Board in accordance with the provisions of Sections 416(i) and 409A and the regulations issued thereunder.

(g)	Mitigation. The Executive shall not be required to mitigate amounts payable pursuant to this section by seeking other employment or otherwise and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment (including self-employment) that the Executive may obtain. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others, except upon obtaining by the Company a final unappealable judgment or arbitration award against the Executive.

9.	Effect of Termination. If the Executive (a) is a member of the Board or that of any of the Company’s subsidiaries or, or (b) holds any other position with the Company and the Company’s subsidiaries on the Date of Termination, the Executive shall resign from all such positions as of such date.

10.	Termination of Other Agreements. By their execution of this Agreement, each of the Company and the Executive confirm the termination, as of the Effective Date of all rights and obligations that each of the parties may have had under (a) the Restated Employment Agreement between the Executive and USA Mobility, Inc. dated as of November 16, 2004, as amended on October 30, 2007; (b) the Original Agreement; and (c) any other employment, consulting, non-competition, bonus or other compensatory plan, program, arrangement or contract relating to the employment of the Executive, written or oral, between the Executive and the Company, the Company’s predecessor or any person affiliated with the Company or its predecessor entered into prior to the Effective Date (together, the “Prior Employment Documents”).

11.	Notices. All notices, demands, requests, or other communications required or permitted to be given or made hereunder (collectively, “Notice”) shall be in writing and shall be delivered, telecopied, or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

(a)	if to the Company:

USA Mobility, Inc.
6850 Versar Center, Suite 420
Springfield, Virginia 22151
Telecopier: (703) 269-6925

with a copy (which shall not constitute notice) to:

Latham and Watkins LLP
555 Eleventh Street, NW
Suite 1000
Washington, DC 20004-1304
Telecopier: (202) 637-2201
Attention: William P. O’Neill, Esq.

(b)	if to the Executive:

Vincent D. Kelly
11807 Chapel Road
Clifton, VA 20124
Telecopier: (703) 426-0301

With a copy (which shall not constitute notice) to:

Williams & Connolly LLP
725 Twelfth Street, NW
Washington, DC 20005
Telecopier: (202) 434-5029
Attention: Deneen C. Howell, Esq.

or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request, or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three (3) days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

12.	Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. The parties agree that in the event any of the provisions in this Agreement, interpreted in accordance with the Agreement as a whole, are found to be unenforceable by a court of competent jurisdiction, such court shall determine the limits allowable by law and shall enforce the same.

13.	Survival. It is the express intention and agreement of the parties that the provisions of Section 5 shall survive the termination of this Agreement, and that the provisions of Section 6 shall survive for two (2) years following the termination of this Agreement.

14.	Assignment: Successors. The rights and obligations of the parties to this Agreement shall not be assignable, except that the rights and obligations of the Company hereunder shall be assignable in connection with any subsequent merger, consolidation, sale of substantially all of the assets of the Company, or similar reorganization of a successor. The Company will require any successor (whether direct or in direct, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company is required to perform it. Failure of the Company to obtain such assumption and agreement before the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company as provided in Section 8(e) herein.

15.	Binding Effect. Subject to any provisions restricting assignment, this Agreement shall be binding upon the parties and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors, and assigns.

16.	Amendment Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by all parties. Neither the waiver by any of the parties of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, or privileges.

17.	Headings. Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction, or scope of any of the provisions of this Agreement.

18.	Governing Law. This Agreement, the rights and obligations of the parties, and any claims or disputes arising from this Agreement, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (but not including the choice of law rules thereof).

19.	Entire Agreement. This Employment Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, but not limited to, the Prior Employment Documents.

20.	Arbitration. Either party may designate in writing to the other (in which case this Section 20 shall have effect but not otherwise) that any dispute that may arise directly or indirectly in connection with this Agreement, the Executive’s employment, or the termination of the Executive’s employment, whether arising in contract, statute, tort, fraud, misrepresentation, or other legal theory, shall be determined solely by arbitration in Washington, D.C. under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA”). The only legal claims between the Executive, on the one hand, and the Company or any subsidiary, on the other, that would not be included in this Agreement to arbitrate are claims by the Executive for workers’ compensation or unemployment compensation benefits, claims for benefits under a Company or subsidiary benefit plan if the plan does not provide for arbitration of such disputes, and claims by the Executive that seek judicial relief during the pendency of any dispute or controversy in the form of specific performance of the right to be paid until the Date of Termination and to be paid all other unpaid amounts, if any, to which the Executive is entitled as of such Date of Termination, under any Company fringe benefit or incentive compensation plan or program, at the time such payments are due (including, without limitation, any Annual Bonus to the extent unpaid in respect of the calendar year ending prior to the Date of Termination). If this Section 20 is in effect, any claim with respect to this Agreement, the Executive’s employment, or the termination of the Executive’s employment must be established by a preponderance of the evidence submitted to the impartial arbitrator. A single arbitrator shall conduct any arbitration. The arbitrator shall have the authority to order a pre-hearing exchange of information by the parties including, without limitation, production of requested documents, and examination by deposition of parties and their authorized agents. If this Section 21 is in effect, the decision of the arbitrator (i) shall be final and binding, (ii) shall be rendered within ninety (90) days after the impanelment of the arbitrator, and (iii) shall be kept confidential by the parties to such arbitration. The arbitration award may be enforced in any court of competent jurisdiction. The Federal Arbitration Act, 9 U.S.C. §§ 1-15, not state law, shall govern the arbitrability of all claims.

21.	Counterparts. This Agreement may be executed in two or more counterparts (including via facsimile and via pdf delivered electronically, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed, on their behalf as of the day and year first hereinabove written.

USA Mobility, Inc. By:

Date: March 16, 2011	Bonnie Culp Executive Vice President, HR
/s/

Date: March 16, 2011	Vincent D. Kelly

Exhibit A
DIRECTOR’S INDEMNIFICATION AGREEMENT

This Director’s Indemnification Agreement (“Agreement”) is made as of October 30, 2008 (the “Effective Date”) by and between USA Mobility, Inc., a Delaware corporation (the “Company”), and Vincent D. Kelly (“Indemnitee”), who serves as a member of the Board of Directors (a “Director”) and as an officer of the Company.

RECITALS

WHEREAS, highly competent persons have become more reluctant to serve corporations as directors or to be retained as officers of corporations unless they are provided with adequate protection through insurance and/or indemnification against the risks of claims being asserted against them arising out of their service to and activities on behalf of such corporations; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company’s investors and that the Company should act to assure such persons that there will be increased certainty of such protection in the future; and

WHEREAS, the Board has determined that, in order to help attract and retain qualified individuals to provide service to the Company as Directors and/or as officers, the best interests of the Company and its investors will be served by attempting to maintain, on an ongoing basis, at the Company’s sole expense, insurance to protect persons serving the Company and its subsidiaries as directors and in other capacities from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations and other business enterprises for many years, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, corporate directors and officers, in service to corporations or business enterprises, are being increasingly subjected to expensive and time-consuming litigation; and

WHEREAS, the Board has determined that, in order to help attract and retain qualified individuals as Directors and/or as officers, the best interests of the Company and its investors will be served by assuring such individuals that the Company will indemnify them to the maximum extent permitted by law; and

WHEREAS, the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the By-Laws (the “By-Laws”) of the Company require indemnification of the officers and Directors of the Company, and Indemnitee may also be entitled to indemnification pursuant to the Delaware General Corporation Law (“DGCL”); and

WHEREAS, the Certificate of Incorporation, the By-Laws and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and Directors and officers with respect to indemnification and the advancement of defense costs; and

WHEREAS, it therefore is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance defense costs on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified; and

WHEREAS, this Agreement is a supplement to and in furtherance of the Certificate of Incorporation, By-Laws and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor shall it be deemed to diminish or abrogate any rights of Indemnitee thereunder; and

WHEREAS, the Board recognizes that the Indemnitee does not regard the protection available under the Company’s Certificate of Incorporation, the By-Laws and insurance program as adequate in the present circumstances, and may not be willing to serve or continue to serve as a Director and/or in such other capacity as the Company may request without adequate protection, and the Company desires Indemnitee to serve in such capacity; and

WHEREAS, Indemnitee is willing to serve (i) as a member of the Board (and any committee thereof) of the Company and (ii) as an officer of the Company, on the condition that he or she be indemnified as provided for herein.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

22.	Services to the Company. Indemnitee will serve or continue to serve, (i) at the will of the Company, as a Director of the Company for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders his or her resignation and (ii) as an officer of the Company subject to and in accordance with the terms of that certain Amended and Restated Employment Agreement of even date herewith between the Company and Indemnitee (the “Employment Agreement”). This Agreement shall not serve as a binding commitment on the part of Indemnitee to continue to serve in either such capacity, or on the part of the Company to cause him to be nominated to successive terms as a Director or to not otherwise be removed for cause as permitted under law. Nothing set forth herein shall be construed to alter or otherwise diminish each party’s respective rights and obligations under the Employment Agreement.

23.	Definitions. As used in this Agreement:

(a)	A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

(i)	Any Person (excluding any employee benefit plan of the Company or any subsidiary of the Company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s outstanding securities then entitled ordinarily to vote for the election of Directors; or

(ii)	During any period of two (2) consecutive years commencing on or after the Effective Date, the individuals who at the beginning of such period constitute the Board or any individuals who would be Continuing Directors (as defined below) cease for any reason to constitute at least a majority thereof; or

(iii)	The Board shall approve a sale of all or substantially all of the assets of the Company; or

(iv)	The Board shall approve any merger, consolidation, or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in clause (i) or (ii), above.

(b)	“Continuing Directors” shall mean the directors of the Company in office on the Effective Date and any successor to any such director and any additional director who after the Effective Date (i) was nominated or selected by a majority of the Continuing Directors in office at the time of his or her nomination or selection and (ii) who is not an “affiliate” or “associate” (as defined in Regulation 12B promulgated under the Exchange Act) of any person who is the beneficial owner, directly or indirectly, of securities representing ten percent (10%) or more of the combined voting power of the Company’s outstanding securities then entitled ordinarily to vote for the election of directors.

(c)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(d)	“Person” shall have the meaning set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person shall exclude (i) the Company and (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary of the Company.

(e)	“Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 issued under the Exchange Act; provided, however, that Beneficial Owner shall exclude any Person becoming a Beneficial Owner by reason of the stockholders of the Company approving a merger of the Company with another entity.

(f)	“Corporate Status” shall describe the status of a person who is or was a director, officer, trustee, partner, member, fiduciary, employee or agent of the Company or of any other Enterprise (as defined below), which such person is or was serving at the request of the Company.

(g)	“Disinterested Director” shall mean a director of the Company who is not and was not a party to the Proceeding (as defined below) in respect of which indemnification is sought by Indemnitee.

(h)	“Enterprise” shall mean any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, officer, trustee, administrator, partner, member, fiduciary, employee or agent.

(i)	“Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts and accountants, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types and amounts customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding (as defined below). Expenses also shall include costs incurred in connection with any appeal resulting from any Proceeding (as defined below), including, without limitation, the premium, security for, and other costs relating to any bond, supersedeas bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(j)	References to “fines” shall include any excise tax assessed on a person with respect to any employee benefit plan pursuant to applicable law.

(k)	References to “serving at the request of the Company” shall include any service provided at the request of the Company as a director, officer, trustee, administrator, partner, member, fiduciary, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, trustee, administrator, partner, member, fiduciary, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

(l)	Any action taken or omitted to be taken by a person for a purpose which he or she reasonably believed to be in the interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have been taken in “good faith” and for a purpose which is “not opposed to the best interests of the Company”, as such terms are referred to in this Agreement and used in the DGCL.

(m)	The term “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, including any related appeal, in which Indemnitee was, is or will be involved as a party or witness or otherwise by reason of the fact that Indemnitee is or was a director, officer, trustee, administrator, partner, member, fiduciary, employee or agent of the Company, by reason of any action taken or not taken by him or her while acting as director, officer, trustee, administrator, partner, member, fiduciary, employee or agent of the Company, or by reason of the fact that he or she is or was serving at the request of the Company as a director, officer, trustee, administrator, partner, member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Agreement.

(n)	“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

24.	Indemnity in Third-Party Proceedings. The Company shall indemnify and hold harmless Indemnitee in accordance with the provisions of this Section 3 if Indemnitee is made, or is threatened to be made, a party to or a participant in (as a witness or otherwise) any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3, Indemnitee shall be indemnified and held harmless against all judgments, fines, penalties, amounts paid in settlement (if such settlement is approved in writing in advance by the Company, which approval shall not be unreasonably withheld) (including, without limitation, all interest, assessments and other charges paid or payable in connection with or in respect of any of the foregoing) (collectively, “Losses”) and Expenses actually and reasonably incurred by Indemnitee or on his or her behalf in connection with such Proceeding or any action, discovery event, claim, issue or matter therein or related thereto, if Indemnitee acted in good faith, for a purpose which he or she reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding, in addition, had no reasonable cause to believe that his or her conduct was unlawful.

25.	Indemnity in Proceedings by or in the Right of the Company. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 4 if Indemnitee is made, or is threatened to be made, a party to or a participant in (as a witness or otherwise) any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 4, Indemnitee shall be indemnified and held harmless against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with the defense or settlement of such Proceeding or any action, discovery event, claim, issue or matter therein or related thereto, if Indemnitee acted in good faith, for a purpose which he or she reasonably believed to be in or not opposed to the best interests of the Company. No indemnification, however, shall be made under this Section 4 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which the Proceeding was brought or, if no Proceeding was brought in a court, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, Indemnitee fairly and reasonably is entitled to indemnification for such portion of the Expenses as the court deems proper.

26.	Indemnification for Expenses Where Indemnitee is Wholly or Partly Successful. Notwithstanding and in addition to any other provisions of this Agreement, to the extent that Indemnitee is a party to a Proceeding and is successful, on the merits or otherwise, in the defense of any claim, issue or matter therein, the Company shall indemnify and hold harmless Indemnitee against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with such successful defense. For the avoidance of doubt, if Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section 5 and, without limitation, the termination of any claim, issue or matter in such a Proceeding by withdrawal or dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

27.	Indemnification for Expenses of a Witness. Notwithstanding and in addition to any other provision of this Agreement, to the extent that Indemnitee is, by reason of his or her Corporate Status, a witness in or otherwise incurs Expenses in connection with any Proceeding to which Indemnitee is not a party, he or she shall be indemnified and held harmless by the Company against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

28.	Additional Indemnification.

(a)	Notwithstanding any limitation in Sections 3, 4, or 5 hereof or in Section 145 of the DGCL or other applicable statutory provision, the Company shall indemnify Indemnitee to the fullest extent permitted by law if Indemnitee is made, or is threatened to be made, a party to any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Losses and Expenses actually and reasonably incurred by Indemnitee in connection with the Proceeding. No indemnification shall be made under this Section 7(a) on account of Indemnitee’s conduct which constitutes a breach of Indemnitee’s duty of loyalty to the Company or its investors or is an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law.

(b)	For purposes of Sections 7(a), the meaning of the phrase “to the fullest extent permitted by law” shall include, but not be limited to:

i. to the fullest extent authorized or permitted by the then-applicable provisions of the DGCL or other applicable statutory provision, that authorize or contemplate indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DGCL or other applicable statutory provision, and

ii. to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL or other applicable statutory provision, adopted after the date of this Agreement that increase the extent to which a corporation limited liability company or partnership, as applicable may indemnify its officers, directors or persons holding similar fiduciary responsibilities.

(c)	Indemnitee shall be entitled to the prompt payment of all Expenses reasonably incurred in enforcing successfully (fully or partially) this Agreement.

29.	Exclusions. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:

(a)	for which payment actually has been received by or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount actually received under such insurance policy or other indemnity provision; or

(b)	for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company or any subsidiary of the Company within the meaning of Section 16(b) of the Exchange Act, as amended, or similar provisions of state blue sky law, state statutory law or common law; or

(c)	prior to a Change in Control, in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company (other than any Proceeding referred to in Sections 13(d) or (e) below or any other Proceeding commenced to recover any Expenses referred to in Section 7(c) above) or its directors, officers, employees or other indemnitees, unless (i) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law; or

(d)	if the funds at issue were paid pursuant to a settlement approved by a court and indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

30.	Advances of Expenses; Defense of Claim.

(a)	Notwithstanding any provision of this Agreement to the contrary, the Indemnitee shall be entitled to advances of Expenses incurred by him or her or on his or her behalf in connection with a Proceeding that Indemnitee claims is covered by Sections 3 and 4 hereof, prior to a final determination of eligibility for indemnification and prior to the final disposition of the Proceeding, upon the execution and delivery to the Company of an undertaking by or on behalf of the Indemnitee providing that the Indemnitee will repay such advances to the extent that it ultimately is determined that Indemnitee is not entitled to be indemnified by the Company. This Section 9(a) shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 8.

(b)	The Company shall advance pursuant to Section 9(a) the Expenses incurred by Indemnitee in connection with any Proceeding within thirty (30) days after the receipt by the Company of a written statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding. Advances shall be unsecured and interest free. Advances shall be made without regard to Indemnitee’s ability to repay such advances. Advances shall include any and all reasonable Expenses incurred pursuing an action to enforce such right to receive advances.

(c)	The Company will be entitled to participate in the Proceeding at its own expense.

(d)	The Company shall not settle any action, claim or Proceeding (in whole or in part) which would impose any Expense, judgment, fine, penalty or limitation on the Indemnitee without the Indemnitee’s prior written consent, which consent shall not be unreasonably withheld.

31.	Procedure for Notification and Application for Indemnification.

(a)	Within thirty (30) days after the actual receipt by Indemnitee of notice that he or she is a party to or is requested to be a participant in (as a witness or otherwise) any Proceeding, Indemnitee shall submit to the Company a written notice identifying the Proceeding. The failure by the Indemnitee to notify the Company within such 60-day period will not relieve the Company from any liability which it may have to Indemnitee (i) otherwise than under this Agreement, and (ii) under this Agreement, provided that if the Company can establish that such failure to notify the Company in a timely manner resulted in actual prejudice to the Company, then the Company will be relieved from liability under this Agreement only to the extent of such actual prejudice.

(b)	Indemnitee shall at the time of giving such notice pursuant to Section 10(a) or thereafter deliver to the Company a written application for indemnification. Such application may be delivered at such time as Indemnitee deems appropriate in his or her sole discretion. Following delivery of such a written application for indemnification by Indemnitee, the Indemnitee’s entitlement to indemnification shall be determined promptly according to Section 11(a) of this Agreement and the outcome of such determination shall be reported to Indemnitee in writing within thirty (30) days of the submission of such application.

32.	Procedure Upon Application for Indemnification.

(a)	Upon written application by Indemnitee for indemnification pursuant to Section 10(b) or written statement by Indemnitee for advances of Expenses pursuant to Section 9(b), a determination with respect to Indemnitee’s entitlement thereto pursuant to the mandatory terms of this Agreement, pursuant to statute, or pursuant to other sources of right to indemnity, and pursuant to Section 12 of this Agreement shall be made in the specific case: (i) first, by a majority vote of the Disinterested Directors, whether or not such directors otherwise would constitute a quorum of the Board; (ii) if not then, by a committee of Disinterested Directors designated by a majority vote of such directors, whether or not such directors would otherwise constitute a quorum of the Board, (iii) third, if there are no Disinterested Directors or if so requested by (x) the Indemnitee in his or her sole discretion or (y) the Disinterested Directors, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee or (iv) last, by the stockholders of the Company. Indemnitee shall reasonably cooperate with the person, persons or entity making the determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby jointly and severally indemnify and agree to hold Indemnitee harmless from any such costs and expenses.

(b)	If it is determined that Indemnitee is entitled to indemnification requested by the Indemnitee in a written application submitted to the Company pursuant to Section 10(b), payment to Indemnitee shall be made within ten (10) days after such determination. All advances of Expenses requested in a written statement by Indemnitee pursuant to Section 9(b) prior to a final determination of eligibility for indemnification shall be paid in accordance with Section 9.

(c)	In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 11(a) hereof, the Independent Counsel shall be selected as provided in this Section 11(c). If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Board, and the Company shall give written notice to Indemnitee advising him or her of the identity of the Independent Counsel so selected. If a Change in Control shall have occurred, the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board, in which event the preceding sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within ten (10) days after such written notice of selection shall have been received, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court of competent jurisdiction has determined that such objection is without merit.

(d)	If, within twenty (20) days after submission by Indemnitee of a written request for indemnification pursuant to Section 9(b) or 10(b) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition a court of competent jurisdiction for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the Court or by such other person as the Court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 11(a) hereof.

(e)	The Company shall pay the reasonable fees and expenses of the Independent Counsel and to fully indemnify such Independent Counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(f)	Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 13(a) of this Agreement, any Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

33.	Presumptions and Effect of Certain Proceedings.

(a)	Presumption in Favor of Indemnitee. In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted an application for indemnification in accordance with Section 10(a) of this Agreement, and the Company shall have the burden of proof to overcome that presumption.

(b)	No Presumption Against Indemnitee. Neither the failure of the Company (including by its Directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement nor an actual determination by the Company (including by its Directors or Independent Counsel) that Indemnitee has not met the applicable standard of conduct for indemnification shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(c)	Sixty Day Period for Determination. If the person, persons or entity empowered or selected under Section 11 of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of an application therefor, a determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the application for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 60-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto.

(d)	No Presumption from Termination of a Proceeding. The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere, or its equivalent, shall not of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and for a purpose which he or she reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

(e)	Reliance as Safe Harbor. For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action or failure to act is based on the records or books of account of the Company or any Enterprise other than the Company, including financial statements, or on information supplied to Indemnitee by the officers of the Company or any Enterprise other than the Company in the course of their duties, or on the advice of legal counsel for the Company or any Enterprise other than the Company or on information or records given or reports made to the Company or any Enterprise other than the Company by an independent certified public accountant or by an appraiser or other expert selected by the Company or any Enterprise other than the Company, except if the Indemnitee knew or had reason to know that such records or books of account of the Company, information supplied by the officers of the Company, advice of legal counsel or information or records given or reports made by an independent certified public accountant or by an appraiser or other expert were materially false or materially inaccurate. The provisions of this Section 12(e) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed or found to have met any applicable standard of conduct.

(f)	Actions of Others. The knowledge and/or actions, or failure to act, of any other director, officer, trustee, administrator, partner, member, fiduciary, employee or agent of the Company or any Enterprise other than the Company shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

34.	Remedies of Indemnitee.

(a)	Adjudication/Arbitration. In the event that (i) a determination is made pursuant to Section 11 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 9 of this Agreement, (iii) subject to Section 12(c), no determination of entitlement to indemnification shall have been made pursuant to Section 11(a) of this Agreement within 60 days after receipt by the Company of the application for indemnification, or (iv) payment of indemnification is not made pursuant to Sections 3, 4, 5, 6, 7 and 11(b) of this Agreement within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification, or after receipt by the Company of a written request for any additional monies owed with respect to a Proceeding as to which it already has been determined that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication by a court of his or her entitlement to such indemnification or advancement of Expenses. Alternatively, Indemnitee, at his or her option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

(b)	Indemnitee Not Prejudiced by Prior Adverse Determination. In the event that a determination shall have been made pursuant to Section 11(a) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 13 shall be conducted in all respects as a de novo trial, or arbitration, on the merits, and Indemnitee shall not be prejudiced by reason of the prior adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 13, the Company shall have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

(c)	Company Bound by Prior Determination. If a determination shall have been made pursuant to Section 11(a) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 13, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the application for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d)	Expenses. In the event that Indemnitee, pursuant to this Section 13, seeks a judicial adjudication of or an award in arbitration to enforce his or her rights under, or to recover damages for breach of, this Agreement, or petitions a court pursuant to Section 11(d) Indemnitee shall be entitled to recover from the Company, and shall be jointly and severally indemnified by the Company against, any and all Expenses actually and reasonably incurred by him or her in such judicial adjudication or arbitration if it shall be determined in such judicial adjudication or arbitration that Indemnitee is entitled to receive all or part of the indemnification or advancement of Expenses sought which the Company had disputed prior to the commencement of the judicial proceeding or arbitration.

(e)	Advances of Expenses. If requested by Indemnitee, the Company shall (within ten (10) days after receipt by the Company of a written request therefore) advance to Indemnitee the Expenses which are incurred by Indemnitee in connection with any judicial proceeding or arbitration brought by Indemnitee for indemnification or advance of Expenses from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company, if the Indemnitee has submitted an undertaking to repay such Expenses if Indemnitee ultimately is determined to not be entitled to such indemnification, advancement of Expenses or insurance recovery, as the case may be. The Indemnitee’s financial ability to repay any such advances shall not be a basis for the Company to decline to make such advances.

(f)	Precluded Assertions by the Company. The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 13 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.

35.	Non-exclusivity; Survival of Rights; Insurance; Subrogation.

(a)	Rights of Indemnitee Not Exclusive. The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, or the By-Laws, any agreement, vote of investors or a resolution of directors, members, partners, or otherwise. No right or remedy herein conferred by this Agreement is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or employment of any other right or remedy.

(b)	Survival of Rights. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his or her Corporate Status prior to such amendment, alteration or repeal.

(c)	Change of Law. To the extent that a change in Delaware law, or where applicable Virginia law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Certificate of Incorporation or the By-Laws, or this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy and be conferred by this Agreement the greater benefits so afforded by such change.

(d)	Insurance. To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, trustees, administrators partners, members, fiduciaries, employees, or agents of the Company or of any other Enterprise which such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, trustee, partner, member, fiduciary, officer, employee or agent under such policy or policies. If, at the time the Company receives notice from any source of a Proceeding as to which Indemnitee is a party or a participant (as a witness or otherwise) the Company has director and officer liability insurance in effect that covers Indemnitee, the Company shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

(e)	Subrogation. In the event of any payment under this Agreement, the Company, shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(f)	Other Payments. The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable (or for which advancement is provided hereunder) if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(g)	Other Indemnification. The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, trustee, administrator partner, member, fiduciary, employee or agent of any other Enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such Enterprise.

36.	Duration of Agreement. This Agreement shall continue until and terminate upon the later of: (a) ten (10) years after the date that Indemnitee shall have ceased to serve as any of the following: a director, officer, agent or employee of the Company or as a director, officer, trustee, administrator partner, member, fiduciary, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other Enterprise which Indemnitee served at the request of the Company; or (b) one (1) year after the final termination of any Proceeding (including after the expiration of any rights of appeal) then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 13 of this Agreement (including any rights of appeal of any Proceeding commenced pursuant to Section 13). This Agreement shall be binding upon the Company and its respective successors and assigns and shall inure to the benefit of Indemnitee and his or her heirs, executors and administrators.

37.	Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

38.	Enforcement.

(a)	The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve, or to continue to serve, as a Director and/or as an officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving or continuing to serve as a Director and/or as an officer of the Company.

(b)	This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

39.	Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.

40.	Successors and Binding Agreement.

(a)	The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) and any acquiror of all or substantially all of the business or assets of the Company by agreement in form and substance reasonably satisfactory to Indemnitee and/or his or her counsel, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform it if no such succession had taken place.

(b)	This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for purposes of this Agreement), but will not otherwise be assignable or delegatable by the Company.

(c)	This Agreement will inure to the benefit of and be enforceable by the Indemnitee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, legatees and other successors.

(d)	This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 19(a), (b) and (c). Without limiting the generality or effect of the foregoing, Indemnitee’s right to receive payments hereunder will not be assignable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by the Indemnitee’s will, devise, a grantor’s trust instrument under which the Indemnitee or his estate is the sole beneficiary, or by the laws of descent and distribution, and, in the event of any attempted assignment or transfer contrary to this Section 19(d), the Company will have no liability to pay any amount so attempted to be assigned or transferred.

41.	Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if: (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, on the date of such receipt, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a)	If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee subsequently shall provide in writing to the Company.

(b)	If to the Company to:

USA Mobility, Inc.
6677 Richmond Highway
Alexandria, VA 22306
Attention:	Executive Vice President, HR

or to any other address as may have been furnished to Indemnitee in writing by the Company.

42.	Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company, on the one hand, and Indemnitee , on the other, as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company, on the one hand (and its directors, officers, employees and agents) and Indemnitee, on the other, in connection with such event(s) and/or transaction(s).

43.	Applicable Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws, principles or rules. Except with respect to any arbitration commenced by Indemnitee pursuant to Section 13 of this Agreement, the Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) irrevocably appoint, to the extent such party is not a resident of the State of Delaware, CT Corporation, 1209 Orange Street, Wilmington, New Castle County, Delaware 19808 as its agent in the State of Delaware as such party’s agent for acceptance of legal process in connection with any such action or proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, (iv) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

44.	Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

45.	Miscellaneous. Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

USA Mobility, Inc.	INDEMNITEE
By: /s/ Bonnie Culp	/s/ Vincent D. Kelly

Bonnie Culp	Name: Vincent D. Kelly
Executive Vice President, HR
Address for Notices to Indemnitee:
Vincent D. Kelly 11807 Chapel Road Clifton, VA 20124

Exhibit B
Release

{City of Alexandria
{
{Commonwealth of Virginia

For good and valuable consideration and the undertakings of USA Mobility, Inc. (the “Company”) as provided in Section 8(e) of the Second Amended and Restated Employment Agreement dated as of March 2011 (the “Agreement”) between the Company and Vincent D. Kelly (the “Executive”), Executive hereby permanently and irrevocably releases and forever discharges the Company and its subsidiaries and affiliates, and its respective present and former shareholders, directors, officers, employees, employee benefit plans, fiduciaries, employee benefit plan administrators, insurance agents, representatives, and successors and assigns, (hereinafter “Released Parties”) whether acting in their individual or representative capacities, regarding any and all actions or causes of action, suits, debts, claims and demands whatsoever, in law or in equity, which he ever had, now has, or hereinafter may have, or which his heirs, executors, or administrators, agents and successors and assigns ever had, now have or hereinafter may have, by reason of any act or omission, event, cause or anything whatsoever that occurred from the beginning of time until the date this Release is executed, relating in any way to his employment with the Company, the termination of such employment, the benefits relating to such employment, any plan, agreement or program, including, but not limited to, the Metrocall Holdings, Inc. 2003 Stock Option Plan, the Metrocall, Inc. Amended and Restated Key Employee Retention Plan, and the Metrocall, Inc. Severance Pay Plan, and the USA Mobility, Inc. Equity Incentive Plan. This Release expressly includes, but is not limited to, any claims or causes of action arising out of (i) Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Civil Rights Act of 1866, the Equal Pay Act or any other federal, state or local employment discrimination statute; (ii) the Employee Retirement Income Security Act of 1974, or COBRA (iii) the Virginia Human Rights Act, or any claim arising under any other federal, state or local law; (iv) any claim for attorneys’ fees or costs; (v) any claim or cause of action for libel, slander, defamation, wrongful discharge, breach of contract or breach of implied contract or (vi) any other claim arising under public policy, contract or tort law.

This Release does not apply to any claims or rights that may arise after the date the Executive signs this Release.

Excluded from this Release are any claims that, by law, cannot be waived, including but not limited to (1) the right to file a charge with or participate in an investigation conducted by certain government agencies including, but not limited to, the United States Equal Employment Opportunity Commission, (2) any rights or claims to benefits accrued under benefit plans maintained by the Company under the Employee Retirement Income Security Act, and (3) any claims that cannot be waived under the Fair Labor Standards Act or the Family and Medical Leave Act. Also excluded from this Release are any claims for payments, benefits, indemnity, contribution, exculpation, advances, and insurance pursuant to the terms of that certain Indemnification Agreement, dated as of October 30, 2008, between the Company and the Executive.

/s/Vincent D. Kelly

Vincent D. Kelly

Subscribed to and Sworn

Before me this        day of       ,

Notary Public